Exhibit 10.20

Certain identified information has been omitted from this exhibit because it is (i) not material and (ii) of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

Agreement Number HR00112230007

TECHNOLOGY INVESTMENT AGREEMENT

ZAPATA COMPUTING, INC.

100 FEDERAL STREET, FLOOR 20

BOSTON, MA 02110-1882

CAGE: 8AX98

AND

THE DEFENSE ADVANCED RESEARCH PROJECTS AGENCY

675 NORTH RANDOLPH STREET

ARLINGTON, VA 22203-2114

CONCERNING

BENCH-Q: THE MODULAR PLATFORM FOR FAULT-TOLERANT RESOURCE ESTIMATION

Agreement No.: HR00112230007

Purchase Requisition No.: HR0011155683, HR0011257196

Total Amount of Phase I Base (CLIN 0001): $1,450,000

Total Estimated Government Funding for Phase I Base: $1,450,000

Total Estimated Performer Cost Share for Phase I Base: $87,000

Total Government Funds Obligated for Phase I Base: $966,667

Total Amount of Phase II Option (CLIN 0002) (UNEXERCISED): $1,500,000

Total Estimated Government Funding for Phase II Option (UNEXERCISED): $1,500,000

Total Estimated Performer Cost Share for Phase II Option (UNEXERCISED): $90,000

Total Government Funds Obligated for Phase II Option: $0

Total Amount of the Agreement (Phase 1 Base and Phase II Option): $3,127,000

Total Government Cost Share (Phase I Base and Phase II Option): $2,950,000

Total Performer Cost Share (Phase I Base and Phase II Option): $177,000

Authority: 10 U.S.C. § 4002 (formerly known as 10 U.S.C. 2371)

Effective Date: March 1, 2022

Agreement Number HR00112230007

Line of Appropriation:

CLIN/SUBCLIN	ACRN	ACCOUNTING LINE	CIN	AMOUNT
0001/01	AA	^^^097^2022^2023^^0400^000^^255^D^10601 101E00^^^^^1300^00008522^012199^DARPA ^DSO - DEFENSESC^DDQBDD^2022.CCS-02.CORE^255.00 R&D Cont^^^	HR00111556830001	$450,000

0001/02	AA	^^^097^2022^2023^^0400^000^^255^D^10601 101E00^^^^^1300^00008522^012199^DARPA ^DSO - DEFENSESC^DDQBDD^2022.CCS-02.CORE^255.00 R&D Cont^^^	HR00112571960001	$516,667

This Agreement is entered into between the United States of America, hereinafter called the Government, represented by The Defense Advanced Research Projects Agency (DARPA), and Zapata Computing, Inc. pursuant to and under United States Federal law.

FOR	FOR THE GOVERNMENT
Zapata Computing, Inc.	DEFENSE ADVANCED RESEARCH PROJECTS AGENCY

/s/ Jeff Greene		2/28/2022	/s/ Catherine L. Stevens	03/01/2022
Christopher Savoie, CEO		(Date)	Catherine L. Stevens, Agreements Officer	(Date)
(Date)	By Jeff Greene General Counsel with consent

Agreement Number HR00112230007

TABLE OF CONTENTS

ARTICLES

ARTICLE I	Scope of the Agreement
ARTICLE II	Term
ARTICLE III	Management of the Project
ARTICLE IV	Agreement Administration
ARTICLE V	Obligation and Payment
ARTICLE VI	Disputes
ARTICLE VII	Patent Rights
ARTICLE VIII	Data Rights
ARTICLE IX	Foreign Access to Technology
ARTICLE X	Safeguarding Controlled Unclassified Information and Controlled Technical Information and Cyber Incident Reporting
ARTICLE XI	Title to and Disposition of Property
ARTICLE XII	Civil Rights Act
ARTICLE XIII	Execution
ARTICLE XIV	Prohibition on Certain Telecommunications and Video Surveillance Services or Equipment
ARTICLE XV	Option

ATTACHMENTS

ATTACHMENT 1	Task Description Document (TDD)
ATTACHMENT 2	Report Requirements
ATTACHMENT 3	Schedule of Milestones and Payments
ATTACHMENT 4	Agreement Officer’s Representative Appointment Memo
ATTACHMENT 5	Patent/Data Rights

Agreement Number HR00112230007

ARTICLE I:    SCOPE OF THE AGREEMENT

A.	Background

It has been credibly hypothesized that quantum computers will revolutionize multiple scientific and technical fields within the next few decades; examples include machine learning, quantum chemistry, materials discovery, molecular simulation, many-body physics, classification, nonlinear dynamics, supply chain optimization, drug discovery, battery catalysis, genomic analysis, fluid dynamics, protein structure prediction. For many of these examples, like quantum chemistry and protein structure prediction, quantum computers are hypothesized to be useful simulators because the target problem is inherently quantum mechanical. Other examples, like classification and nonlinear dynamics, center around problems that have nothing to do with quantum systems, but involve combinatorial complexity that is intractable for conventional computers.

For each of the fields listed above, it is unclear exactly what size, quality, and configuration of quantum computer – if any – will enable the hypothesized revolutionary advances. This lack of clarity may be the result of one or more of the following factors:

•

Where only the technical field has been identified, the specific application instances that would be solved by a hypothetical quantum computer – at specific scales, with specific identified values for key parameters, and with clearly identified impact if successful – have not been posed.

•

Where application instances have been posed, the new core computational capability that would enable success is not understood. This often contributes to a lack of understanding about the gap between existing classical, state-of-the-art solutions and hypothesized quantum solutions.

•

The appropriate metrics and testing procedures for quantifying progress towards critical new quantum computing capabilities are not known. This is especially problematic for problems where the testing procedures themselves may be classically intractable.

•

Where benchmarks for quantum utility have been proposed, they are often distilled down to a single parameter that gives limited insight into the ability of a system under test to succeed at specific application instances. In almost all cases, it is not known how to measure hardware progress towards a specific application at a specific scale, especially using robust multi-dimensional metrics suitable for driving research and development into special-purpose hardware.

•

The full-system-hardware resources required to solve particular problems at specific scales have not been estimated. This is particularly true where large, fault-tolerant quantum computers are expected to be required. When quantum hardware resources have been estimated, only the exponential scaling term(s) have been quantified and not the constant and polynomial scaling terms. The ancillary classical resources and low-level hardware configurations (e.g., connectivity requirements) that are required are either unaddressed or cursorily addressed.

In the past two years, two different groups have claimed to have achieved “quantum supremacy” – the ability to repeatably perform a computation that is unrealistic for classical systems to replicate. In addition, multiple commercial companies have published roadmaps showing that they will create universal, fault-tolerant quantum computers in the next decade. The extent to which these roadmaps, if realized, will represent significant and important new computational capabilities is not currently understood.

Agreement Number HR00112230007

The Quantum Benchmarking program will create new benchmarks that quantitatively measure progress towards specific, transformational computational challenges. In parallel, the program will estimate the hardware-specific resources required to achieve different levels of benchmark performance. The benchmarks will be hardware agnostic. This is essential for benchmarks that are focused on measuring utility, since a novel classical solution to an urgent problem is just as valuable as a novel quantum solution to an urgent problem. However, work in this program will focus on creating hardware-agnostic benchmarks for problems where quantum approaches are most likely to be needed. The Quantum Benchmarking program will quantify the long-term utility of quantum computers by solving a series of hard problems:

Creating benchmarks. The Quantum Benchmarking program will create benchmarks that can act as guidestars for research and development into quantum computation. More specifically, the Quantum Benchmarking program will create scalable and predictive benchmarks that can not only make it clear when a particular performance threshold has been reached, but also quantify progress towards important performance thresholds. The Quantum Benchmarking program will create robust and multi-dimensional benchmarks that embrace problem complexity by having many input parameters to define problem scope and scale, and by having even more output parameters that provide rich debugging information about not just if a system under test succeeded or failed but exactly how it succeeded or failed along as many relevant axes as possible. If successful, the Quantum Benchmarking program will provide benchmarks that provide rich debugging information for quantum computer developers.

B.	Definitions

In this Agreement, the following definitions apply:

Agreement:     The body of this Agreement and Attachments 1 – 5, which are expressly incorporated in and made a part of the Agreement.

Data:     Recorded information, regardless of form or method of recording, which includes but is not limited to, technical data, software, and trade secrets. The term does not include financial, administrative, cost, pricing or management information and does not include Subject Inventions, included in Article VII.

Foreign Firm or Institution:     A firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

Government:     The United States of America, as represented by DARPA.

Government Purpose Rights:     The rights to use, duplicate, or disclose Data, in whole or in part and in any manner, for Government purposes only, and to have or permit others to do so for Government purposes only.

Invention:     Any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code.

Agreement Number HR00112230007

Know-How:     All information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

Made:     Any invention means the conception or first actual reduction to practice of such invention.

Party:     Includes the Government (represented by DARPA), or the Performer, or both.

Performer:     Zapata Computing, Inc. (Zapata)

Practical application:     To manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Program:     Research and development being conducted by the Performer, as set forth in Article I., paragraph C.

Property:     Any tangible personal property other than property actually consumed during the execution of work under this agreement.

Subject Invention:     Any invention conceived or first actually reduced to practice in the performance of work under this Agreement.

Technology:     Discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, and copyrights developed under this Agreement.

Unlimited Rights:     Rights to use, duplicate, release, or disclose, Data in whole or in part, in any manner and for any purposes whatsoever, and to have or permit others to do so.

C.	Scope

1.     Zapata Computing, Inc. (hereafter “the Performer”) shall perform a coordinated research and development program (“Program”) designed to develop BENCH-Q: The Modular Platform for Fault-Tolerant Resource Estimation. The research shall be carried out in accordance with the Task Description Document (“TDD”) incorporated in this Agreement as Attachment 1. The Performer shall submit or otherwise provide all documentation required by Attachment 2, Report Requirements.

2.     The Performer shall be paid a fixed amount for each milestone accomplished in accordance with the Schedule of Milestones and Payments set forth in Attachment 3 and the procedures of Article V. The Schedule of Milestones and Payments may be revised or updated in accordance with Article III. The Performer shall provide cost share as set forth in Attachments 3.

3.     The Government funding is estimated to represent approximately 94% of the overall amount necessary to accomplish the TDD. The Performer shall provide any remaining funding necessary to accomplish the TDD.

Agreement Number HR00112230007

D.	Goals/Objectives

1.    The goal of this Agreement is outlined in the Performer’s technical proposal, Section 3 “Goals and Impact”, Attachment 1 Task Description Document (TDD) and, Attachment 3 Schedule of Milestones and Payments.

2.    The Government will have continuous involvement with the Performer. The Government will obtain access to Program results and certain rights in patents and data pursuant to Articles VII and VIII. DARPA and the Performer are bound to each other by a duty of good faith in achieving the Program objectives.

3.     This Agreement is an “other transaction” pursuant to 10 U.S.C. § 4002 (formerly known as 10 U.S.C. 2371). The Parties agree that the principal purpose of this Agreement is for the Government and the Performer to provide for a coordinated effort to advance research and technology goals of the program and not primarily for the acquisition of property or services for the direct benefit or use of the Government. This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.

ARTICLE II:     TERM

A.	Term of this Agreement

The Program commences on March 1, 2022 and continues for 18 months, which constitutes the Phase I Base Period. The Phase II Option period is an additional 18 months which is currently unexercised. Provisions of this Agreement, which, by their express terms or by necessary implication, apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.

B.	Termination Provisions

Subject to a reasonable determination that the program will not produce beneficial results, either Party may terminate this Agreement effective upon the next milestone date after written notice to the other Party, provided that such written notice is preceded by consultation between the Parties. In the event of a termination of the Agreement, it is agreed that disposition of Data developed under this Agreement, shall be in accordance with the provisions set forth in Article VIII, Data Rights. Failure of the Parties to agree to a reasonable adjustment will be resolved pursuant to Article VI, Disputes. The Government has no obligation to pay the Performer beyond the last completed and paid milestone if the Performer decides to terminate. In the event that the Government decides to terminate, the Performer will provide information to the Government regarding any expended costs that have not yet been paid and were directly incurred in performance of the tasks of this Agreement. These costs may include labor hours and other reasonable expenses related to performance of the TDD. The Government and the Performer will negotiate in good faith a reasonable and timely adjustment of all outstanding issues between the Parties as a result of termination.

C.	Extending the Term

The Parties may extend by mutual written agreement the term of this Agreement if research opportunities within the vision statement set forth in Article I reasonably warrant. Any extension shall be formalized through modification of the Agreement by the Agreements Officer (“AO”) and the Performer’s Administrator.

Agreement Number HR00112230007

ARTICLE III:    MANAGEMENT OF THE PROJECT

A.	Management and Program Structure

The Performer shall be responsible for the overall technical and program management of the Program, and technical planning and execution shall remain with the Performer. The DARPA Agreements Officer’s Representative (“AOR”) shall provide recommendations to Program developments and technical collaboration and be responsible for the review and verification of milestones.

B.	Program Management Planning Process

Program planning will consist of an Annual Program Plan with inputs and reviews from the Performer and DARPA management, containing a detailed schedule of research activities and milestones.

1.     Initial Program Plan: The Performer will follow the initial program plan that is contained in the TDD (Attachment 1), and the Schedule of Milestones and Payments (Attachment 3).

2.     Overall Program Plan Annual Review

(a)     The Performer, with DARPA PM participation and review, will prepare an overall Annual Program Plan in the first quarter of each Agreement year. (For this purpose, each consecutive twelve (12) month period from (and including) the month of execution of this Agreement during which this Agreement shall remain in effect shall be considered an “Agreement Year”). The Annual Program Plan may be presented and reviewed at an annual site review, at the discretion of the DARPA PM, which will be attended by the Performer’s Management, the DARPA AOR, Senior DARPA management or other DARPA program managers and personnel as appropriate. The Performer, with DARPA participation and review, will prepare a final Annual Program Plan.

(b)     The Annual Program Plan provides a detailed schedule of research activities, commits the Performer to meet specific performance objectives and describes the milestones. The Annual Program Plan will consolidate all prior adjustments in the research schedule, including revisions/modifications to prospective milestones. Recommendations for changes and technical revisions or modifications to the Agreement which result from the Annual Review shall be made in accordance with the provisions of Article III, Section C.

C.	Modifications

1.     As a result of meetings, annual reviews, or at any time during the term of the Agreement, research progress or results may indicate that a change in the TDD would be beneficial to program objectives. Recommendations for modifications, including justifications to support any changes to the TDD and prospective milestones, will be documented and submitted by the Performer to the DARPA PM and AOR with a copy to the DARPA AO. This documentation will detail the technical, chronological, and financial impact of the proposed modification to the research program. The Performer shall approve any Agreement modification. The Government is not obligated to pay for additional or revised future milestones until the Schedule of Milestones and Payments (Attachment 3) is formally revised by the DARPA AO and made part of this Agreement.

Agreement Number HR00112230007

2.     The DARPA AOR shall be responsible for the review and verification of any recommendations to revise or otherwise modify the Agreement TDD, Schedule of Milestones and Payments, or other proposed changes to the terms and conditions of this Agreement.

3.     For minor or administrative Agreement modifications (e.g. changes in the paying office or appropriation data, changes to Government or the Performer’s personnel identified in the Agreement, etc.) no signature is required by the Performer.

ARTICLE IV:    AGREEMENT ADMINISTRATION

Unless otherwise provided in this Agreement, approvals permitted or required to be made by DARPA may be made only by the DARPA AO. Administrative and contractual matters under this Agreement shall be referred to the following representatives of the parties:

A.	Government Points of Contact:

Agreements Officer (AO):

Shane Lomelin

Agreements Officer

DARPA Program Manager (PM):

Joe Altepeter

Program Manager

Agreements Officer’s Representative (AOR):

T.R. Govindan

Agreement’s Officer Representative

Administrative Agreements Officer (AAO):

Keith T. Ridings, Supervisory Contract Specialist

DCMA Boston

Building 1108

Hanscom AFB, MA 01731

B.	Performer Points of Contact

Performer’s Administrative/Contracting:

Nicole Fitchpatric

Deputy General Counsel/Administrative POC

Agreement Number HR00112230007

Performer’s Program Manager:

Peter Johnson

Program Manager/Principal Investigator

ARTICLE V:     OBLIGATION AND PAYMENT

A.	Obligation

The Government’s liability to make payments to the Performer is limited to only those funds obligated under this Agreement or by modification to the Agreement. DARPA may incrementally fund this Agreement.

B.	Payments

1.     The Parties agree that fixed payments will be made for the completion of milestones. These payments reflect value received by the Government toward the accomplishment of the research goals of this Agreement.

2.     The Performer has an established and agrees to maintain an established accounting system which complies with Generally Accepted Accounting Principles and with the requirements of this Agreement

3.     The Performer shall document the accomplishments of each milestone by submitting or otherwise providing the Milestones Report required by Attachment 2, Part D. The Performer shall submit one (1) copy of all invoices to the AO for payment approval. After written verification of the accomplishment of the milestone by the DARPA AOR, and approval by the AO, the invoices will be forwarded to the payment office within fifteen (15) calendar days of receipt of the invoices at DARPA.

4.     Payments will be made by the Defense Agency Financial Services office, as indicated below, within thirty (30) calendar days of an accepted invoice in Wide Area Workflow (WAWF). WAWF is a secure web-based system for electronic invoicing, receipt and acceptance. The WAWF application enables electronic form submission of invoices, government inspection, and acceptance documents in order to support DoD’s goal of moving to a paperless acquisition process. Authorized DoD users are notified of pending actions by e-mail and are presented with a collection of documents required to process the contracting or financial action. It uses Public Key Infrastructure (PKI) to electronically bind the digital signature to provide non-refutable proof that the user (electronically) signed the document with the contents. Benefits include online access and full spectrum view of document status, minimized re-keying and improving data accuracy, eliminating unmatched disbursements and making all documentation required for payment easily accessible.

The Performer is required to utilize the Wide Area Workflow system when processing invoices and receiving reports under this Agreement. The Performer shall (i) ensure an Electronic Business Point of Contact is designated in System for Award Management at http://www.sam.gov and (ii) register to use WAWF–RA at the https://wawf.eb.mil site, within ten (10) calendar days after award of this Agreement. Step by Step procedures to register are available at the https://wawf.eb.mil site. The Performer is directed to use the “2-in-1” format when processing invoices. The Performer should submit a copy of the AOR approval of the milestone, as well as a copy of the milestone report, with each invoice.

Agreement Number HR00112230007

a.	For the Issue By DoDAAC, enter HR0011 Ext 33

b.	For the Admin DoDAAC, enter S2206A.

c.	For the Service Acceptor AOR fields, enter the Service Acceptor AOR DoDAAC.W36QYT

d.	Leave the Inspect by DoDAAC, Ship From Code DoDAAC, Service Approver, and LPO DoDAAC fields blank unless otherwise directed by the Agreements Officer.

e.	The following guidance is provided for invoicing processed under this Agreement through WAWF:

•

The AOR identified in Article IV, “Agreement Administration” shall continue to formally inspect and accept the deliverables/milestones. To the maximum extent practicable, the AOR shall review the deliverable(s)/milestone report(s) and either: 1) provide a written notice of rejection to the Performer which includes feedback regarding deficiencies requiring correction, or 2) written notice of acceptance to the DARPA PM and AO.

•	Acceptance within the WAWF system shall be performed by the AOR upon receipt of a confirmation email, or other form of transmittal, from the AOR.

•	The Performer shall send an email notice to the AOR and upload the AOR approval as an attachment upon submission of an invoice in WAWF (this can be done from within WAWF).

•	Payments shall be made by DFAS-(Columbus Center, North Entitlement Center) DODAAC: HQ0337

•

The Performer agrees, when entering invoices entered in WAWF to utilize the CLINs associated with each milestone as delineated at Attachment 2. The description of the CLIN shall include reference to the associated milestone number along with other necessary descriptive information. The Performer agrees that the Government may reject invoices not submitted in accordance with this provision.

Note for DFAS: The Agreement shall be entered into the DFAS system by CLIN – Milestone association (MS)/ACRN as delineated at Attachment 3. The Agreement is to be paid out by CLIN (MS)/ACRN. Payments shall be made using the CLIN (MS)/ACRN association as delineated at Attachment 3.

5.	Payee Information: As identified at the System for Award Management.

•	Cage Code: 8AX98

•	DUNS: 108495681

•	TIN: 82-3701144

6.         Payments shall be made in the amounts set forth in Attachment No. 3, provided the DARPA AOR has verified the accomplishment of the milestones.

7.         Limitation of Funds: In no case shall the Government’s financial liability exceed the amount obligated under this Agreement.

8.         Financial Records and Reports: The Performer shall maintain adequate records to account for all funding under this Agreement. Upon completion or termination of this Agreement, whichever occurs earlier, the Performer shall furnish a copy of the Final Report required by Attachment 2, Part E. The Performer’s relevant financial records are subject to examination or audit on behalf of DARPA by the Government for a period not to exceed three (3) years after expiration of the term of this Agreement. The AO or designee shall have direct access to sufficient records and information of the Performer, to ensure full accountability for all funding under this Agreement. Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited party.

Agreement Number HR00112230007

ARTICLE VI:     DISPUTES

A.	General

The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.	Dispute Resolution Procedures

1.     Any disagreement, claim or dispute between DARPA and the Performer concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

2.     Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B.3 of this article constitute the basis for relief under this article unless the Director of DARPA in the interests of justice waives this requirement.

3.     Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party (through the DARPA AO or the Performer’s Administrator, as the case may be) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the DARPA Senior Procurement Executive, and senior executive appointed by the Performer. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. DARPA Senior Procurement Executive, and the senior executive shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position. Any such joint decision is final and binding.

4.     In the absence of a joint decision, upon written request to the Deputy Director of DARPA, made within thirty (30) calendar days of the expiration of the time for a decision under subparagraph B.3 above, the dispute shall be further reviewed. The Deputy Director of DARPA may elect to conduct this review personally or through a designee or jointly with a senior appointed by the Performer. Following the review, the Deputy Director of DARPA or designee will resolve the issue(s) and notify the Parties in writing. Such resolution is not subject to further administrative review by the Director of DARPA, whose decision to the extent permitted by law shall be final and binding.

C.	Limitation of Damages

Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of DARPA funding disbursed as of the time the dispute arises. In no event shall DARPA be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages

Agreement Number HR00112230007

ARTICLE VII:     PATENT RIGHTS

A.	Allocation of Principal Rights

1.     Unless the Performer shall have notified DARPA, in accordance with subparagraph B.2 below, that the Performer does not intend to retain title, the Performer shall retain the entire right, title, and interest throughout the world to each Subject Invention consistent with the provisions of this Article.

2.     With respect to any Subject Invention in which the Performer retains title, DARPA shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Subject Invention throughout the world.

3.     Attachment 5 contains a list of patents or patent applications for inventions that the Performer and/or its authorized subcontractors may use in the performance of this Agreement and that are not Subject Inventions under this Agreement. The use of the inventions listed in Attachment 5 in the performance of this Agreement shall not provide the U.S. Government any rights in or license to such inventions.

B.	Invention Disclosure, Election of Title, and Filing of Patent Application

1.     The Performer shall disclose each Subject Invention to DARPA within four (4) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to DARPA shall be in the form of a written report and shall identify the Agreement and circumstances under which the invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the Invention. The disclosure shall also identify any publication, sale, or public use of the Subject Invention and whether a manuscript describing the invention has been submitted and/or accepted for publication at the time of disclosure.

2.     If the Performer determines that it does not intend to retain title to any such Subject Invention, the Performer shall notify DARPA, in writing, within eight (8) months of disclosure to DARPA. However, in any case where publication, sale, or public use has initiated the one (1)-year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by DARPA to a date that is no more than sixty (60) calendar days prior to the end of the statutory period.

3.     The Performer shall file its initial patent application on a Subject Invention to which it elects to retain title within one (1) year after election of title or, if earlier, prior to the end of the statutory period wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use. The Performer may elect to file patent applications in additional countries (including the European Patent Office and the Patent Cooperation Treaty) within either ten (10) months of the corresponding initial patent application or six (6) months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications, where such filing has been prohibited by a Secrecy Order.

4.     The Performer shall notify DARPA of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

Agreement Number HR00112230007

5.     Requests for extension of the time for disclosure election, and filing under Article VII, may be granted at DARPA’s discretion after considering the circumstances of the Performer and the overall effect of the extension.

6.     The Performer shall submit to DARPA annual listings of Subject Inventions. At the completion of the Agreement, the Performer shall submit a comprehensive listing of all Subject Inventions identified during the course of the Agreement and the current status of each.

C.	Conditions When the Government May Obtain Title

Upon DARPA’s written request, the Performer shall convey title to any Subject Invention to DARPA under any of the following conditions:

1.     If the Performer fails to disclose or elects not to retain title to the Subject Invention within the times specified in Paragraph B of this Article; however, DARPA may only request title within sixty (60) calendar days after learning of the failure of the Performer to disclose or elect within the specified times;

2.     In those countries in which the Performer fails to file patent applications within the times specified in paragraph B of this Article; however, if the Performer has filed a patent application in a country after the times specified in paragraph B of this Article, but prior to its receipt of the written request by DARPA, the Performer shall continue to retain title in that country; or

3.     In any country in which the Performer decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

D.	Minimum Rights to the Performer and Protection of the Performer’s Right to File

1.     The Performer shall retain a nonexclusive, royalty-free license throughout the world in each Subject Invention to which the Government obtains title, except if the Performer fails to disclose the Subject Invention within the times specified in paragraph B of this Article. The Performer’s license extends to its domestic (including Canada) subsidiaries and affiliates, if any, and includes the right to grant licenses of the same scope to the extent that the Performer was legally obligated to do so at the time the Agreement was awarded. The license is transferable only with the approval of DARPA, except when transferred to the successor of that part of the business to which the Subject Invention pertains. DARPA approval for license transfer shall not be unreasonably withheld.

2.    The Performer’s domestic license may be revoked or modified by DARPA to the extent necessary to achieve expeditious practical application of the Subject Invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 CFR Part 404. This license shall not be revoked in that field of use or the geographical areas in which the Performer has achieved practical application and continues to make the benefits of the Subject Invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DARPA to the extent the Performer, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

3.     Before revocation or modification of the license, DARPA shall furnish the Performer a written notice of its intention to revoke or modify the license, and the Performer shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

Agreement Number HR00112230007

E.	Action to Protect the Government’s Interest

1.     The Performer agrees to execute or to have executed and promptly deliver to DARPA all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those Subject Inventions to which the Performer elects to retain title, and (ii) convey title to DARPA when requested under paragraph C of this Article and to enable the Government to obtain patent protection throughout the world in that Subject Invention.

2.     The Performer agrees to require by written agreement with its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Performer each Subject Invention made under this Agreement in order that the Performer can comply with the disclosure provisions of paragraph B of this Article. The Performer shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U. S. or foreign statutory bars.

3.     The Performer shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement:

This invention was made with Government support under Agreement No. HR00112230007, awarded by DARPA. The Government has certain rights in the invention.

F.	Lower Tier Agreements

The Performer shall include this Article, suitably modified, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

G.	Reporting on Utilization of Subject Inventions

1.     The Performer agrees to submit, during the term of the Agreement, an annual report on the utilization of a Subject Invention or on efforts at obtaining such utilization that are being made by the Performer or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Performer, and such other data and information as the agency may reasonably specify. The Performer also agrees to provide additional reports as may be requested by DARPA in connection with any march-in proceedings undertaken by DARPA in accordance with Paragraph I of this Article. DARPA agrees it shall not disclose such information to persons outside the Government without permission of the Performer, unless required by law.

2.     All required reporting shall be accomplished, to the extent possible, using the i-Edison reporting website: https://s-edison.info.nih.gov/iEdison/. To the extent any such reporting cannot be carried out by use of i-Edison, reports and communications shall be submitted to the Agreements Officer and Administrative Agreements Officer.

Agreement Number HR00112230007

H.	Preference for American Industry

Notwithstanding any other provision of this clause, the Performer agrees that it shall not grant to any person the exclusive right to use or sell any Subject Invention in the United States unless such person agrees that any product embodying the Subject Invention or produced through the use of the Subject Invention shall be manufactured substantially in the United States. However, in individual cases, the requirements for such an agreement may be waived by DARPA upon a showing by the Performer that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible.

I.	March-in Rights

The Performer agrees that, with respect to any Subject Invention in which it has retained title, DARPA has the right to require the Performer, an assignee, or exclusive licensee of a Subject Invention to grant a non-exclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Performer, assignee, or exclusive licensee refuses such a request, DARPA has the right to grant such a license itself if DARPA determines that:

1.     Such action is necessary because the Performer or assignee has not taken effective steps, consistent with the intent of this Agreement, to achieve practical application of the Subject Invention;

2.     Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Performer, assignee, or their licensees;

3.     Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Performer, assignee, or licensees; or

4.     Such action is necessary because the agreement required by paragraph (H) of this Article has not been obtained or waived or because a licensee of the exclusive right to use or sell any Subject Invention in the United States is in breach of such Agreement.

ARTICLE VIII:     DATA RIGHTS

A.	Allocation of Principal Rights

1.     The Parties agree that in consideration for Government funding, the Performer intends to reduce to practical application items, components and processes developed under this Agreement.

2.     With respect to Data developed or generated in the performance of this Agreement, the Government shall receive Unlimited Rights, as defined in Article I, paragraph B.

3.     With respect to Data delivered pursuant to Attachment 2 under the Agreement, the Government shall receive Unlimited Rights. The Performer reserves the right to identify use restrictions and mark as proprietary any Data that may be utilized in this agreement but is or has been developed entirely outside of the terms and conditions of this agreement. With regard to all deliverables identified in Attachment 3 of this Agreement, the parties agree that those deliverables will be provided to the Government with Unlimited Rights. Notwithstanding the provision in A.4, the performer agrees, with respect to data generated or developed under this Agreement, the Government may, within three (3) years after completion or termination of this Agreement, require delivery of data and receive Unlimited Rights.

Agreement Number HR00112230007

4.     March-In Rights

(a)     In the event the Government chooses to exercise its March-in Rights, as defined in Article VII, Section I of this Agreement, the Performer agrees, upon written request from the Government, to deliver at no additional cost to the Government, all Data necessary to achieve practical application within sixty (60) calendar days from the date of the written request. The Government shall retain Unlimited Rights, as defined in Article I, Section B of this Agreement, to this delivered Data.

(b)     To facilitate any potential deliveries, the Performer agrees to retain and maintain in good condition until 3 years after completion or termination of this Agreement, all Data necessary to achieve practical application of any Subject Invention as defined in Article I, Section B of this Agreement.

B.	Marking of Data

Pursuant to paragraph B above, any Data delivered under this Agreement shall be marked with the following legend:

Use, duplication, or disclosure is subject to the restrictions as stated in Agreement HR00112230007 between the Government and the Performer.

C.	Lower Tier Agreements

The Performer shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

ARTICLE IX:     FOREIGN ACCESS TO TECHNOLOGY

This Article shall remain in effect during the term of the Agreement and for three (3) years thereafter.

A.	General

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulations (22 C.F.R. Part 120, et seq.), DoD Manual 5220.22, Volume 2 (August 1, 2018), and the Department of Commerce’s Export Administration Regulations (15 C.F.R. Part 730, et seq.).

B.	Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions

1.     In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs C.2, C.3, and C.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

(a)     sales of products or components, or

Agreement Number HR00112230007

(b)     licenses of software or documentation related to sales of products or components, or

(c)     transfer to foreign subsidiaries of the Performer for purposes related to this Agreement, or

(d)     transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

2.     The Performer shall provide timely notice to DARPA of any proposed transfers from the Performer of Technology developed under this Agreement to Foreign Firms or Institutions. If DARPA determines that the transfer may have adverse consequences to the national security interests of the United States, the Performer, its vendors, and DARPA shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Performer.

3.     In any event, the Performer shall provide written notice to the DARPA AOR and AO of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Performer’s written notification, the DARPA AO shall advise the Performer whether it consents to the proposed transfer. In cases where DARPA does not concur or sixty (60) calendar days after receipt and DARPA provides no decision, the Performer may utilize the procedures under Article VI, Disputes. No transfer shall take place until a decision is rendered.

4.     In the event a transfer of Technology to Foreign Firms or Institutions which is NOT approved by DARPA takes place, the Performer shall (a) refund to DARPA funds paid for the development of the Technology and (b) the Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Technology throughout the world for Government an any and all other purposes, particularly to effectuate the intent of this Agreement. Upon request of the Government, the Performer shall provide written confirmation of such licenses.

C.	Lower Tier Agreements

The Performer shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

ARTICLE X:     SAFEGUARDING CONTROLLED UNCLASSIFIED INFORMATION AND CONTROLLED TECHNICAL INFORMATION AND CYBER INCIDENT REPORTING

A.	Background

Protection of Controlled Unclassified Information (CUI) and Controlled Technical Information (CTI) is of paramount importance to DARPA and can directly impact the ability of DARPA to successfully conduct its mission. Therefore, this Article requires the performer to protect CUI and CTI that resides on the performer’s information systems. This article also requires the performer to rapidly report any cyber incident involving CUI or CTI.

Agreement Number HR00112230007

B.	Safeguarding CUI and CTI

The performer shall implement the version of NIST Special Publication (SP) 800-171 in effect at the time the solicitation is issued or as authorized by the Agreements Officer for CUI and CTI that resides on the performer’s information systems. Consistent with NIST SP 800-171, implementation may be tailored to facilitate equivalent safeguarding measures used in the performer systems and organization. Any suspected loss or compromise of CUI or CTI that resides on the performer’s information systems shall be considered a cyber incident and require the performer to rapidly report the incident to DARPA in accordance with paragraph C below.

C.	Cyber Incident Reporting

Upon discovery of a cyber incident involving CUI or CTI, the performer shall take immediate steps to mitigate any further loss or compromise. The performer shall rapidly report the incident to DARPA and provide sufficient details of the event—including identification of detected and isolated malicious software—to enable DARPA to assess the situation and provide feedback to the performer regarding further reporting and potential mitigation actions. The performer shall preserve and protect images of all known affected information systems and all relevant monitoring/packet capture data for at least 90 days from reporting the cyber incident to enable DARPA to assess the cyber incident. The performer agrees to rapidly implement security measures as recommended by DARPA and to provide to DARPA any additionally requested information to help the Parties resolve the cyber incident and to prevent future cyber incidents.

D.	Public Release

All information and data covered by this Article must be reviewed and approved by DARPA prior to any public release. The DARPA public release process is governed by DARPA Instruction 65. An online form is available to support those requests at: https://www.darpa.mil/attachments/PublicReleaseSubmissionForm10232020.pdf

E.	Lower Tier Agreements

The performer shall include this Article in all subcontracts or lower tier agreements, regardless of tier, for work performed in support of this Agreement.

F.	Definitions

Compromise: Disclosure of information to unauthorized persons, or a violation of the security policy of a system, in which unauthorized intentional or unintentional disclosure, modification, destruction, or loss of an object, or the copying of information to unauthorized media may have occurred.

Controlled Technical Information (CTI): Technical information with military or space application that is subject to controls on the access, use, reproduction, modification, performance, display, release, disclosure, or dissemination. Controlled technical information would meet the criteria, if disseminated, for distribution statements B through F using the criteria set forth in DoD Instruction 5230.24, Distribution Statements on Technical Documents.

Controlled Unclassified Information (CUI): Unclassified information that requires safeguarding or dissemination controls, pursuant to and consistent with applicable law, regulations, and Government-wide policies. Instructions for the use, marking, dissemination, and storage of CUI can be found in DoD Instruction 5200.48, “Controlled Unclassified Information (CUI).”

Agreement Number HR00112230007

Cyber Incident: Actions taken through the use of computer networks that result in a compromise or an actual or potentially adverse effect on an information system and/or the information residing therein.

Information System: A discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

Rapidly Report: Report to DARPA within 72 hours of discovery of any cyber incident.

ARTICLE XI:     TITLE TO AND DISPOSITION OF PROPERTY

A.	Title to Property

No significant items of property are expected to be acquired under this Agreement. Title to each item of property acquired under this Agreement with an acquisition value of $5,000 or less shall vest in the Performer upon acquisition with no further obligation of the Parties unless otherwise determined by the AO. Should any item of property with an acquisition value greater than $5,000 be required, the Performer shall obtain prior written approval of the AO. Title to this property shall also vest in the Performer upon acquisition. The Performer shall be responsible for the maintenance, repair, protection, and preservation of all property at its own expense.

B.	Disposition of Property

At the completion of the term of this Agreement, items of property with an acquisition value greater than $5,000 shall be disposed of in the following manner:

1.     Purchased by the Performer at an agreed-upon price, the price to represent fair market value, with the proceeds of the sale being returned to DARPA; or

2.     Transferred to a Government research facility with title and ownership being transferred to the Government; or

3.     Donated to a mutually agreed University or technical learning center for research purposes; or

4.     Any other DARPA-approved disposition procedure.

ARTICLE XII:     CIVIL RIGHTS ACT

This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. § 2000d) relating to nondiscrimination in Federally assisted programs. The Performer has signed an Assurance of Compliance with the nondiscriminatory provisions of the Act.

ARTICLE XIII:     EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the Performer and the DARPA AO. This Agreement, or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

Agreement Number HR00112230007

ARTICLE XIV:     PROHIBITION ON CERTAIN TELECOMMUNICATIONS AND VIDEO SURVEILLANCE SERVICES OR EQUIPMENT

A.	Definitions

Covered Foreign Country: The People’s Republic of China.

Covered Telecommunications Equipment or Services:

(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);

(2) Video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of the National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a Covered Foreign Country.

Critical Technology:

(1) Defense articles or defense services included on the United States Munitions List set forth in the International Traffic in Arms Regulations under subchapter M of chapter I of title 22, Code of Federal Regulations;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, Code of Federal Regulations, and controlled—

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;

(3) Specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by part 810 of title 10, Code of Federal Regulations (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by part 110 of title 10, Code of Federal Regulations (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by part 331 of title 7, Code of Federal Regulations, part 121 of title 9 of such Code, or part 73 of title 42 of such Code; or

Agreement Number HR00112230007

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. 4817).

B.	Prohibition

In accordance with Public Law 115-232, Section 889 (b), the Performer is prohibited from obligating or expending funds received by the Government under this Agreement to:

1.	Procure or obtain;

2.	Extend or renew a contract to procure or obtain; or

3.

Enter into a contract (or extend or renew a contract) to procure or obtain equipment, services, or systems that uses Covered Telecommunications Equipment or Services as a substantial component of any system, or as Critical Technology as part of any system.

C.	Lower Tier Agreements

The Performer shall include this Article, suitably modified, in all subcontracts or lower tier agreements.

ARTICLE XV:     OPTION

This Agreement includes an option period (CLIN 0002). If the Phase II Option Period is exercised, the total price for the option period is $1,500,000. The Government reserves the right to exercise the option under the Agreement as provided in the Task Description Document (TDD). The parties agree to review the milestone descriptions for the Phase II Option Period prior to the Government’s decision to exercise the option and update the descriptions to provide more specific, objectively verifiable deliverables based on technology development during Phase I. If the Government determines that funding is available and the option period will be exercised, the option shall be exercised by a unilateral modification to this Agreement prior to the conclusion of the base period by providing funding for the option described in the TDD. If exercised, the option extends the term of the Agreement up to 18 months after the end of the Phase I Base Period.

Agreement Number HR00112230007

ATTACHMENT 1:

TASK DESCRIPTION DOCUMENT

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Agreement Number HR00112230007

ATTACHMENT 2:

REPORT REQUIREMENTS

A.	REPORTS

DARPA Vault: All reports required by this Agreement shall be digitally uploaded into the DARPA Vault tool, in addition to any other submission requirements. The DARPA Vault can be accessed at https://vault.darpa.mil

On or before ninety (90) calendar days after the effective date of the Agreement and thereafter throughout the term of the Agreement, the Performer shall submit or otherwise provide a report. One (1) copy shall be submitted or otherwise provided to the DARPA PM, one (1) copy shall be submitted or otherwise provided to the DARPA AO, one (1) copy shall be submitted or otherwise provided to DARPA AOR, and one (1) copy shall be digitally uploaded into the DARPA Vault tool. The report will have two (2) major sections.

1.    Technical Status Report. The technical status report will detail technical progress to date and report on all problems, technical issues, major developments, and the status of external collaborations during the reporting period.

2.    Business Status Report. The business status report shall provide summarized details of the resource status of this Agreement, including the status of the Performer contributions. This report will include an accounting of current expenditures as outlined in the Annual Program Plan. Any major deviations, over plus or minus 10%, shall be explained along with discussions of the adjustment actions proposed. The report will also include an accounting of any interest earned on Government funds. The Performer is reminded that interest in amounts greater than Two-hundred Fifty Dollars ($250.00) per year is not expected to accrue under this Agreement. In the event that this interest does accrue on Government funds, the Performer is required to provide an explanation for the accrual in the business report. Depending on the circumstances, the Payable Milestones may require adjustment.

B.	DATA MANAGEMENT PLAN

(NOTE: This is a one-time submittal due NLT 30 days after award)

1.

A Data Management Plan (DMP) is required for science and technology programs consisting of basic research, applied research, and advanced technology development programs. DMP is a document that describes which data generated through the course of the proposed research will be shared and preserved and how it will be done. It may explain why data sharing or preservation is not possible or scientifically appropriate, or why the costs of sharing or preservation are incommensurate with the value of doing so. The DMP may be in the Performer’s format but shall conform at a minimum to the outline of Section 3.c of Enclosure 3 of Department of Defense Instruction (DoDI) 3200.12, “DoD Scientific and Technical Information Program (STIP).” DoDI 3200.12 is available at the Washington Headquarters Services, Executive Services Directorate website: https://www.esd.whs.mil/Portals/54/Documents/DD/issuances/dodi/320012p.pdf?ver=2018-12-17-130508-423

Agreement Number HR00112230007

2.

The Performer shall submit an electronic copy of their DMP no later than 30 calendar days after award of this Agreement to the DARPA AOR, DARPA PM, DARPA AO, and digitally upload into the DARPA Vault tool. One (1) copy shall be submitted to the Defense Technical Information Center, Attn: Information Support Division, 8725 John J. Kingman Road, Fort Belvoir, VA 22060-0944.

C.	ANNUAL PROGRAM PLAN DOCUMENT

The Performer shall submit or otherwise provide to the DARPA AOR, DARPA PM, and DARPA AO, and digitally upload into the DARPA Vault tool, one (1) copy each of a report which describes the Annual Program Plan as described in Article III, Section B.

D.	SPECIAL TECHNICAL REPORTS

As agreed to by the Performer and the DARPA AOR, the Performer shall submit or otherwise provide to the DARPA AOR, DARPA PM, and DARPA AO, and digitally upload into the DARPA Vault tool, one (1) copy each of special reports on significant events such as significant target accomplishments by the Performer, significant tests, experiments, or symposia.

E.	MILESTONE REPORTS

The Performer shall submit or otherwise provide to the DARPA AOR, DARPA PM, and DARPA AO, and digitally upload into the DARPA Vault tool, documentation describing the extent of accomplishment of Payable Milestones. This information shall be as required by Article V, Paragraph B and shall be sufficient for the DARPA AOR to reasonably verify the accomplishment of the milestone of the event in accordance with the TDD.

F.	FINAL REPORT

(NOTE: The Final Report is included in the last Payable Milestone for the completed Agreement.)

1.

The Performer shall submit or otherwise provide a Final Report making full disclosure of all major developments by the Performer upon completion of the Agreement or within sixty (60) calendar days of termination of this Agreement. One (1) copy shall be submitted or otherwise provided to the DARPA AOR, one (1) copy shall be submitted or otherwise provided to the DARPA AO, one (1) copy shall be submitted or otherwise provided to the DARPA PM, and one (1) copy shall be submitted to the DARPA Closeout team at CMO_closeout@darpa.mil. One (1) copy shall be submitted to the Defense Technical Information Center, Attn: DTIC-BCS, 8725 John J. Kingman Road, Suite 0944, Fort Belvoir, VA 22060-0944. One (1) copy shall be digitally uploaded into the DARPA Vault tool.

2.	Prior to delivery, the Performer shall consult with the AO to determine the proper distribution statement to be included on the front page of the final report in a conspicuous place.

G.	EXECUTIVE SUMMARY

The Performer shall submit a one to two page executive-level summary of the major accomplishments of the Agreement and the benefits of using the other transactions authority pursuant to 10 U.S.C. § 4002 (formerly known as 10 U.S.C. 2371) upon completion of the Agreement. This summary shall include a discussion of the actual or planned benefits of the technologies for both the military and commercial sectors. One (1) copy shall be submitted to the DARPA AO and one (1) copy shall be digitally uploaded into the DARPA Vault tool.

Agreement Number HR00112230007

ATTACHMENT 3

Schedule of Milestones and Payments

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Agreement Number HR00112230007

ATTACHMENT 4:

AGREEMENT OFFICER’S REPRESENTATIVE MEMORANDUM

DEFENSE ADVANCED RESEARCH PROJECTS AGENCY 675 NORTH RANDOLPH STREET ARLINGTON, VA 22203-2114

MEMORANDUM FOR AGREEMENTS OFFICER’S REPRESENTATIVE

FROM:	DARPA, Contracts Management Office

TO:	TR Govindan
ARO
U.S. Army Research Office
PO Box 12211, Research Triangle Park, NC 27709
DoDAAC NO.: W36QYT

SUBJECT: Appointment as Agreements Officer’s Representative (AOR)

1.	You are hereby appointed as the Agreements Officer’s Representative for:

Agreement Number: HR00112230007

Recipient: Zapata Computing, Inc.

Program Description: Bench-Q: The Modular Platform for Fault-Tolerant Resource Estimation

2.	This appointment authorizes and designates you to perform the following duties and/or responsibilities as specified herein:

a.	Furnish plans, schedules, specifications, descriptions, and other documents to the recipient as required by the agreement.

b.

Assist the recipient in interpreting technical aspects of the agreement specifications/statement of work. Differences of opinion and interpretations which could affect the terms and conditions of the agreement will be referred to the Agreements Officer for resolution.

c.	Provide Government recommendations/approvals to the recipient promptly in all cases where the agreement calls for technical approval.

d.

Observe, monitor, and assess the recipient’s performance under the terms of the agreement. This includes reporting promptly to the Agreements Officer any failures, delays, or significant deviations of performance, quality, costs, or other actions which might jeopardize agreement performance.

3.

In the performance of the duties delegated to you in this letter, you are cautioned that you could be held personally liable for actions taken or directions given by you to the recipient that are beyond the authorities given to you in this letter. The duties or authorities in this letter are not delegable; therefore, you must advise the Agreements Officer immediately when you are unable to perform these duties.

Agreement Number HR00112230007

Agreement No. HR00112230007
AOR Appointment Memorandum
Page 2 of 3

4.

In your dealings with the recipient you must not give technical direction as though the recipient’s employees are Government employees. You must maintain a formal, arms-length relationship with the recipient in order to avoid even an appearance that the agreement is one for personal services. If the recipient’s performance takes place in a Government facility, then to the maximum extent practicable, the recipient’s work area should be physically separated from areas in which Government employees work, and communication with the recipient’s employees on agreement matters should be only through that recipient employee(s) designated by the recipient to supervise them. You must not give any direction to the recipient that is not authorized by the statement of work because it is not the intent of the Government that a recipient be required to do anything that is not included in the agreement.

5.

You are responsible for providing prompt notification to the Agreements Officer any significant deficiencies with respect to recipient performance or other actions which might jeopardize agreement performance.

6.

You are not authorized by this letter to take any action, either directly or indirectly, that could result in a change in the pricing, quantity, quality, place of performance, delivery schedule or any other terms and conditions of the basic agreement, or to direct the accomplishment of effort which would exceed the scope of the basic agreement. You must be especially cautious in providing interpretation of the specifications/ statement of work. The agreement reached or technical direction given must be formalized in writing with copies to the Agreements Officer. You shall also notify the recipient that if he believes that the AOR’s interpretation is erroneous, the recipient must notify the Agreements Officer in writing concerning the details of his position.

7.	You may be held personally liable for unauthorized acts.

8.	Specific duties in addition to those above are as follows:

a.	Accept contractor invoices in Wide Area Workflow.

b.	Control all government technical interfaces with the recipient.

c.	Ensure that copies of government technical correspondence are forwarded to the Agreements Officer for placement in the agreement file.

d.	Promptly furnish documentation on any requests for change, deviation, or waiver (whether generated by the Government or the recipient) to the Agreements Officer for appropriate action.

e.	Ensure timely submission of required reports (to include invention/patent disclosures via i-Edison. Provide required review of Patent/Invention Disclosures made in I-Edison (http://www.iedison.gov).

Agreement Number HR00112230007

Agreement No. HR00112230007
AOR Appointment Memorandum
Page 3 of 3

f.

The AOR must maintain a separate file for each agreement for which he/she acts as AOR. The file should serve as a repository and record of all documents and communications between the recipient and the AOR. At a minimum, the file must include a copy of the agreement and all modifications as well as the AOR appointment letter. Examples of other file documentation may include:

•	Reports required per the agreement, e.g. interim and final technical or patent reports

•	Memoranda for Record documenting important agreement discussions

•	Records of formal meetings, e.g. post award conference, program reviews, etc.

f.	Assist the Agreements Officer with closeout activities by providing a completion notification statement to CMO_Closeout@darpa.mil upon contract completion.

9.	You appointment as AOR for this effort expires on final disposition of this Agreement.

10.	Your good judgment in performing your duties under the agreement will have an important effect on the value of the performance obtained by the Government.

LOMELIN.S HANE.C. 1083807616	Digitally signed by LOMELIN.SHANE.C. 1083807616	GOVINDAN.T.R. 1289793492	Digitally signed by GOVINDAN.T.R. 1289793492
	Date: 2021.12.14 12:53:06 -05‘00’		Date: 2021.11.19 19:00:55 -08‘00’

Shane Lomelin		T.R. Govindan
Agreements Officer		Agreements Officer’s Representative

Agreement Number HR00112230007

ATTACHMENT 5:

PATENT AND DATA RIGHTS

[***]

MODIFICATION TO

TECHNOLOGY INVESTMENT AGREEMENT

ZAPATA COMPUTING, INC.

100 FEDERAL STREET, FLOOR 20, BOSTON, MA 02110-1882 CAGE: 8AX98

AND

THE DEFENSE ADVANCED RESEARCH PROJECTS AGENCY 675 NORTH RANDOLPH STREET,

ARLINGTON, VA 22203-2114

CONCERNING

BENCH-Q: THE MODULAR PLATFORM FOR FAULT-TOLERANT RESOURCE ESTIMATION

Agreement No.: HR00112230007

Modification No.: P00002

Purchase Requisition No.: HR0011366544

Total Amount of Phase I Base (CLIN 0001): $1,450,000

Total Estimated Government Funding for Phase I Base: $1,450,000

Total Estimated Performer Cost Share for Phase I Base: $87,000

Total Government Funds Obligated for Phase I Base: $1,450,000

Total Amount of Phase II Option (CLIN 0002) (EXERCISED): $1,500,000

Total Estimated Government Funding for Phase II Option (EXERCISED): $1,500,000

Total Estimated Performer Cost Share for Phase II Option (EXERCISED): $90,000

Total Government Funds Obligated for Phase II Option: $585,532

Total Amount of the Agreement (Phase 1 Base and Phase II Option): $3,127,000

Total Government Cost Share (Phase I Base and Phase II Option): $2,950,000

Total Performer Cost Share (Phase I Base and Phase II Option): $177,000

Authority: 10 U.S.C. § 4021

Effective Date: August 31, 2023

 Line of Appropriation:

CLIN/SUBCLIN	ACRN	ACCOUNTING LINE	CIN	AMOUNT
0002/000201	AC	^^^097^2023^2024^^0400^000^^255^D^10601101 E00^^^^^1300^00008522^012199^DARPA^MTO - MICROSYSTE^HQBMDD^2023.CCS- 02.CORE^255.00 R&D Cont^^^	HR00113665440001	$585,532

All provisions, terms, and conditions set forth in this Agreement are applicable and in full force and effect except as specified otherwise herein.

FOR THE GOVERNMENT DEFENSE ADVANCED RESEARCH PROJECTS AGENCY

Lydia Richards, Agreements Officer	(Date)

As authorized by Article XV Option, Article III, Section C Modifications, Paragraph 3. and Purchase Requisition HR0011366544, this unilateral modification exercises the Phase II option, increases incremental funding, issues Attachment 3 Revision 2 Schedule of Milestones and Payments, and makes administrative changes, as set forth below.

1.    Option Phase II is exercised increasing the total costs from $1,450,000 by $1,500,000 to $2,950,000, resulting in the following changes set forth on Page 1:

•	Total Amount of Phase II Option (CLIN 0002) (UNEXERCISED): $1,500,000 is changed to Total Amount of Phase II Option (CLIN 0002) (EXERCISED): $1,500,000

•	Total Government Funds Obligated for Phase II Option is changed from $0 to $585,532

•	The Total Government Funds Obligated has increased by $585,532 from $1,450,000 to $2,035,532.

2.    Attachment 3 - Schedule of Milestones and Payments Revision 2 is issued to fully fund Phase II Task 2.1 and partialy fund Task 2.2 and to show the total increased funding of $2,035,532.

The total funding table is updated as shown below:

CLIN/SUBCLIN	ACRN	ACCOUNTING LINE	CIN	AMOUNT
Phase I
0001/01	AA	^^^097^2022^2023^^0400^000^^255^D^10601 101E00^^^^^1300^00008522^012199^DARPA ^DSO - DEFENSESC^DDQBDD^2022.CCS- 02.CORE^255.00 R&D Cont^^^	HR00111556830001	$450,000
0001/02	AA	^^^097^2022^2023^^0400^000^^255^D^10601 101E00^^^^^1300^00008522^012199^DARPA ^DSO - DEFENSESC^DDQBDD^2022.CCS- 02.CORE^255.00 R&D Cont^^^	HR00112571960001	$516,667
0001/03	AB	^^^097^2023^2024^^0400^000^^255^D^1060110 1E00^^^^^1300^00008522^012199^DARPA^DS O - DEFENSESC^DDQBDD^2023.CCS- 02.CORE^255.00 R&D Cont^^^	HR00113630980001	$483,333
Phase II
0002/01	AC	^^^097^2023^2024^^0400^000^^255^D^1060110 1E00^^^^^1300^00008522^012199^DARPA^DS O - DEFENSESC^DDQBDD^2023.CCS- 02.CORE^255.00 R&D Cont^^^	HR00113665440001	$585,532

Total Obligated Funding				$2,035,532